Exhibit 99.1


FOR IMMEDIATE RELEASE

For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586



               CONGOLEUM CORPORATION REPORTS FIRST QUARTER RESULTS


MERCERVILLE, NJ, MAY 10, 2004 - Congoleum Corporation (AMEX: CGM) reported today its financial results for the first quarter ended March 31, 2004.

Sales for the three months ended March 31, 2004 were $52.0 million, compared with sales of $53.6 million reported in the first quarter of 2003, a decrease of 3.0%. The net loss for the quarter was $0.4 million versus a net loss of $2.6 million in the first quarter of 2003. The net loss per share was $.05 in the first quarter of 2004 compared with $.31 per share in the first quarter of 2003.

Roger S. Marcus, Chairman of the Board, commented "Despite a slow start, our first quarter bottom-line performance was the best it has been in five years thanks to the expenses we eliminated last year, and would have been even better if our largest distributor had not reduced its inventory by $2 million in the quarter. We are very encouraged by our sales in March and April, which indicate business is picking up momentum. With both factory and distributor stocks at relatively low levels, we stand to benefit from inventory rebuilding as well as improvements in underlying retail demand."

Mr. Marcus continued, "We are also looking forward to introducing a major new sheet product in the third quarter of this year that we expect to generate considerable excitement at retail. Although the development and introduction costs will limit the profit contribution this year, we hope to see significant benefit in 2005 and beyond. Our 2004 results will depend on whether the recent business acceleration continues. If it does, we could have a good year, but even if it does not, the cost reduction steps taken in 2003 should enable us to perform much better in 2004, even with the increases in raw material costs that we have started to see."

"Turning to our Chapter 11 case, we are very pleased with the progress that has been made to date and are optimistic about the outcome of important decisions to be made by the court in the near future. We remain committed to our goal of completing the reorganization in 2004."

Congoleum Corporation is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Its sheet, tile and plank products are available in a wide variety of designs and colors, and are used in remodeling, manufactured housing, new construction and commercial applications. The Congoleum brand name is recognized and trusted by consumers as representing a company that has been supplying attractive and durable flooring products for over a century. Congoleum is a 55% owned subsidiary of American Biltrite Inc. (AMEX: ABL).

The above news release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These forward-looking statements are based on Congoleum's expectations, as of the date of this release, of future events, and Congoleum undertakes no obligation to update any of these forward looking statements. Although Congoleum believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and experience, there can be no assurance that actual results will not differ materially from its expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Factors that could cause actual results to differ from expectations include: (i) the future cost and timing of estimated asbestos liabilities and payments and availability of insurance coverage and reimbursement from insurance companies that underwrote the applicable insurance policies for asbestos-related claims and other costs relating to the execution and implementation of any plan of reorganization pursued by Congoleum, (ii) timely reaching agreement with other creditors, or classes of creditors, that exist or may emerge, (iii) satisfaction of the conditions and obligations under Congoleum's outstanding debt instruments, (iv) the response from time-to-time of Congoleum's and its controlling shareholder's, American Biltrite Inc.'s, lenders, customers, suppliers and other constituencies to the ongoing process arising from Congoleum's strategy to settle its asbestos liability, (v) Congoleum's ability to maintain debtor-in-possession financing sufficient to provide it with funding that may be needed during the pendency of its Chapter 11 case and exit financing sufficient to provide it with funding for its operations after emerging from the bankruptcy process, in each case, on reasonable terms, (vi) timely obtaining sufficient creditor and court approval of any reorganization plan pursued by Congoleum, (vii) compliance with the United States Bankruptcy Code, including Section 524(g), (viii) developments in, and the outcome of, insurance litigation pending in New Jersey state court, (ix) developments in, and the outcome of, proposed federal legislation that, if adopted, would establish a national trust to provide compensation to victims of asbestos-related injuries that would be funded by assessments against companies with asbestos-related liabilities such as Congoleum, (x) increases in raw material prices, (xi) increased competitive activity from companies in the flooring industry, some of which have greater resources and broader distribution channels than Congoleum, (xii) increases in the costs of environmental compliance and remediation or the exhaustion of insurance coverage for such expenses, (xiii) unfavorable developments in the national economy or in the housing industry in general, including developments arising from the war in Iraq, (xiv) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of Congoleum's facilities or distributors, (xv) product warranty costs, and (xvi) changes in distributors of Congoleum's products. In any event, if Congoleum is not successful in obtaining sufficient creditor and court approval of its plan of reorganization, such failure would have a material adverse effect upon its business, results of operations and financial condition. Actual results could differ significantly as a result of these and other factors discussed in Congoleum's annual report on Form 10-K for the year ended December 31, 2003 and its other filings with the Securities and Exchange Commission.

                              CONGOLEUM CORPORATION

                              RESULTS OF OPERATIONS

                    (In thousands, except per share amounts.)

                                                            (Unaudited)
                                                           For the Three
                                                            Months Ended
                                                             March 31,
                                                         2004          2003
                                                         ----          ----

Net Sales ..........................................   $ 52,000      $ 53,581

Cost of Sales ......................................     38,449        40,914

Selling, general & administrative expenses .........     11,985        13,203
                                                       --------      --------

Income (loss) from operations ......................      1,566          (536)

Interest expense (net) .............................     (2,245)       (2,196)

Other income (net) .................................       (244)          144
                                                       --------      --------
Loss before taxes ..................................       (435)       (2,588)

Income taxes .......................................         --            --
                                                       --------      --------
Net loss ...........................................   $   (435)     $ (2,588)
                                                       ========      ========

Net loss per share, basic & diluted ................   $  (0.05)     $  (0.31)
                                                       ========      ========

Weighted average number of common shares
  Outstanding ......................................      8,260         8,260
                                                       ========      ========